Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), dated and effective as of March 21, 2025 (“Effective Date”), is made by Capstone Companies, Inc., a Florida U.S.A. corporation, (“CAP”) and T&B Media, Ltd., a United Kingdom company, (“T&B”). CAP and T&B may also be referred to individually as a “party” and collectively as the “parties”. Intending to be legally bound, the parties agree:

1. License. CAP has developed and owns the Connected Chef, a purpose-built kitchen tablet with an accessory platform to accommodate food prep accessories such as a cutting board, (“Product(s)”). Subject to the terms and conditions of this Agreement, CAP hereby grants to T&B a limited, exclusive, non-transferable, worldwide license (“License”) to promote, market, sell, distribute, produce and manufacture the Products for the term of this Agreement and any one-year extension of the License expressly granted under this Agreement (“Extension Period”). The License will terminate upon the expiration or termination of this Agreement or, upon the expiration or termination of any Extension Period, if applicable.

2. License Fee; New Products. (a) License Fee. As full and fair consideration for the License, T&B shall pay the license fee set forth in Exhibit Two hereto (“Fee(s)”) to CAP for each Product sold or distributed for any consideration in the Territory and received by the T&B customer, or the customer’s authorized reseller agent, distributor or warehouse/shipping facility. The Fees owed to CAP shall be calculated and paid on a calendar monthly basis. Within fifteen (15) days after the end of each calendar month (“Monthly Period”), T&B shall pay to CAP the total amount of Fees owed for Products sold or distributed for consideration in Monthly Period in question within thirty (30) days after the end of the Month in question. Each payment of Fees owed in each Monthly Period shall be accompanied by a written accounting of the total number of Products sold in the Monthly Period in question and the total amount of Fees owed to CAP for Product sales in that Monthly Period.

(b) New Products. CAP shall not, directly or indirectly, on its own or through the agency of third parties, develop, promote, market, sell, distribute or produce a new consumer product that is substantially similar to or has the same intended use and functions as the Product (referred to as “New Chef Product”) without T&B’s prior written consent and also providing T&B with a right of first refusal to develop, promote, market, sell, distribute or produce the New Chef Product.

3. Branding; Ownership. (a) Branding/Marks. Each Product shall be promoted, marketed, branded and sold under the “Connected Chef” trademark and logos that are designated and owned by CAP and are specified in Exhibit One hereto (collectively, the “CAP Marks”). CAP hereby grants T&B an exclusive, paid in full, worldwide and limited license for the term of this Agreement and one (1) year thereafter (“CAP Marks License Period”) to the CAP Marks and CAP ‘s ConnectedChef.com domain name, which license shall expire upon the expiration or termination of the CAP Marks License Period. CAP retains all ownership rights to the CAP Marks and ConnectedChef.com domain name, but T&B shall own the rights to: Product customer data base and customer information; customer agreements and agreements with manufacturers, distributors and warehouse/shipping providers for the Products; website content (excluding the CAP Marks and CAP Chef Domain Name); promotional and marketing materials developed by T&B for the Products, software applications or programs owned or leased by T&B for operation of the website and Social Media sites used to promote, market, sell, or distribute the Products or for inventory control for the Products; and all trademarks, trade names, trade dress, service marks, logos, and similar rights developed and owned by T&B.

(b) Post-Agreement Rights. In the event that this Agreement expires or is terminated in accordance with its terms and conditions, then CAP shall not use the following tangible or intangible assets and value-added contributions owned or developed by T&B with respect to the Product without a written agreement with T&B: the marketing and promotional materials or concepts for the Products developed or owned by T&B; T&B’s customer data base and information for the Product; market surveys and reports for the Product that were conducted by or commissioned by T&B; and, subject to Section 7 below, intellectual property and rights thereto developed or owned by T&B after the Effective Date for the Product that do not infringe or misappropriate the intellectual property rights of CAP to or for the Product.

4.  Term; Termination. (a) The term of this Agreement shall commence at 1:00 p.m., local Miami, Florida U.S.A. time, on the Effective Date and end at 11:59 p.m., local Miami, Florida U.S.A. time, on the fifth (5th) annual anniversary of the Effective Date (“expiration date”), unless terminated sooner in accordance with this Section 4.

(b) Termination. This Agreement may be terminated prior to the expiration as follows:

(i)       By mutual written agreement of the parties, provided that T&B shall be entitled to market and sell all Products that are in inventory, purchased, ordered, or returned by a customer (collectively, the “Existing Products”) for one (1) year from the termination date set forth in the parties’ written termination agreement, which terms and conditions shall be as favorable to T&B as the terms and conditions in this Agreement concerning the marketing, production, distribution and sale of Products and the Fees payable to CAP.

(ii)     If a party breaches a material term of this Agreement, and that breach is not remedied within thirty (30) after receipt of a written notice from the other party, which written notice shall describe the breach, then the party seeking remedy of a material breach of this Agreement may terminate this Agreement upon ten (10) days’ prior written notice to the other party, provided that T&B shall be entitled to market and sell all Existing Products for one (1) year from the termination date on terms and conditions as favorable to T&B as the terms and conditions in this Agreement concerning the marketing, production, distribution, and sale of Products and the Fees payable to CAP .

(iii)    Upon a party completely dissolving its legal existence under its domicile laws or in a bankruptcy court proceeding.

(iv)    Upon the failure of any conditions precedent set forth in Section 6 below.

(c) Effect of Termination. T&B’s obligation to pay any earned Fees and the obligation to pay earned Fees in accordance with Section 2 above shall survive the expiration or termination of this Agreement. Phrase “term of this Agreement” refers to duration of this Agreement until earlier to occur of expiration date or termination date

5. Production of the Products; No Guarantees. (a) Production of the Products. CAP’s obligations under this Agreement with respect to the Product being commercially exploited by T&B are limited to: (a) licensing of the CAP Marks and CAP Chef Domain Name; and (b) the licensing the Product for its promotion, marketing, sale, distribution, production and manufacture by T&B and T&B’s authorized contractors and agents. While CAP shall introduce or refer T&B to CAP’s former contract manufacturers, designers, testing firms, suppliers, shippers, distributors, warehouse/inventory services for CAP consumer products, T&B shall be solely responsible and the sole party to any agreements for the promotion, marketing, sale, distribution, shipping, production and manufacture of the Products during the term of this Agreement and any Extension Period. CAP shall have no rights to those third-party agreements with T&B or to T&B’s customer agreements and CAP will not responsibility for contracting third parties for T&B’s commercial exploitation of the Products under this Agreement.

(b) No Guarantees. CAP has not made and will not be required to make any promises, guarantees, or projections for consumer demand for the Product; or the performance of third parties used by T&B to make or otherwise commercially exploit the Products; or revenues or profits generated by the sale of the Products by T&B or its agents.

6. Conditions Precedent. The obligations of T&B and CAP under this Agreement are expressly subject to the satisfaction of the following condition precedent on or before December 31, 2025 (“Section 6 Deadline”): T&B is able to contract with a qualified contract manufacturer or production company to produce the Products at a price that is, in T&B’s sole but commercially reasonable judgment, competitive under then-current market conditions for the primary intended geographic market for the Products and to produce the Products in numbers and within a time frame that is commercially reasonable under then-current market conditions for the intended primary geographic markets for the Products.

7. Reservation of Rights; Product Development; Pricing. All rights not expressly granted to the Products under this Agreement to T&B are expressly reserved by CAP. Without limiting the generality of the foregoing, CAP owns and retains all right, title and interest in and to the CAP Marks, CAP Chef Domain Name and Connected Chef Product and the underlying intellectual property (including source code) of CAP used in or by the Products, which existed as of or before the Effective Date or are developed by CAP at its cost. Such intellectual property and rights thereto (including source code) of CAP is confidential and proprietary to CAP and protected under applicable intellectual property and trade secrets laws including, without limitation, the U.S. Copyright Act and applicable U.S. federal and its states’ trade secret laws. T&B shall not (i) decompile or reverse engineer the Products or otherwise attempt to obtain the source code for the Products, except as expressly permitted under this Agreement or under a separate written agreement between the parties; (ii) sublicense the Products to others; (iii) use the CAP Marks or CAP Chef Domain Name, without CAP’s prior written consent or other than as permitted in this Agreement; (iv) use the Products for any purpose other than for promotion, marketing, sale, other distribution, and manufacture for consideration; (v) commence development of an device for the purpose of offering such device in competition with the Products during the term of this Agreement and any Extension Period; or (vi) make any claim of ownership or license to the CAP Marks, the Products or any enhancements or improvements to the Products produced solely by CAP in any way. T&B acknowledges that it does not presently have the special skills, techniques or business policies developed by CAP nor does T&B have access to CAP’s know-how. A violation by T&B of this provision shall be deemed to be a material breach of this Agreement and, in such event, CAP shall have the right, in addition to pursuing all other remedies available at law or in equity, to refuse or terminate T&B’s access to the Products not shipped to T&B and all services provided hereunder. T&B has no right to any source code to the Products or any enhancement or improvement thereto. The restrictions contained in this Section 6 shall expressly survive the termination or expiration of this Agreement.

(b) Product Development. In the event that the parties agree to jointly develop a new model or significant enhancement of the Product, then any such cooperative effort and new version or model of the Product will be the subject of a separate written agreement, which separate agreement shall govern the respective rights and obligations of the parties, including intellectual property rights, in respect of the new model or significant enhancement of the Product. For the term of this Agreement and any extension period, CAP shall not grant any rights to a third party to promote, market, distribute, sell, produce or manufacture the Product or any consumer product that is substantially similar to the Product or used for the same purpose as the Product without the prior written consent of T&B.

(c) Pricing. T&B shall have sole control over and responsibility for setting the pricing of the Products and for all terms and conditions of third-party agreements made by T&B for commercial exploitation of the Products under this Agreement.

8. Expenses. Each party shall bear its expenses arising from the performance of its obligations under and relating to this Agreement, including (without limitation) expenses for facilities, employee salaries, workspaces, utilities, clerical and reproduction services and supplies. T&B shall be solely liable and responsible for purchase of Products from CM or other authorized contract manufacturer identified in writing by CAP to T&B.

9. Ownership of Intellectual Property. CAP represents that it is owner of or has the right to license all rights, title and interests in and to the Products and has the right to grant the License to T&B under this Agreement. T&B acknowledges and agrees that the Products contain and will contain valuable trade secrets and proprietary and confidential information of CAP and any right, title and interest to the Products shall remain with CAP, including any patents, copyrights, trademarks, trade secrets, methods of processing, design and structure of individual programs and their interaction and programming techniques employed therein. Nothing in this Agreement shall be construed to vest in T&B any proprietary interest in the Products.

10. Confidentiality. (a) Included Information. CAP and T&B each acknowledge that in the course of performing their responsibilities under this Agreement, they each may be exposed to or acquire information that is proprietary to or confidential to the other. Parties agree to hold such information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such information to third parties or to use such information for any purposes whatsoever, without the express written permission of the other party, other than for the performance of their respective obligations hereunder, and to advise each of their employees, agents and representatives of their obligations to keep such information confidential. All such confidential and proprietary information includes, but is not limited to data, source code, object code, finances, business and marketing plans, computer software, names of employees and owners, the names and other personally identifiable information of users of the security codes and all documentation provided by either party and are hereinafter collectively referred to as "Confidential Information."

(b) Non-Confidential Information. Notwithstanding the obligations set forth above, the confidentiality obligations of the parties shall not extend to information that:

(i)     is, as of the time of its disclosure, or thereafter, becomes part of the public domain through a source other than the receiving party and without any breach of any confidentiality obligation;

(ii)    was known to the receiving party as of the time of its disclosure, which is supported by documentary evidence;

(iii)    is independently developed by the receiving party without reliance or use of other party’s Confidential Information;

(iv)    is subsequently learned from a third party whose disclosure of the information does not constitute a direct or indirect breach by that third party of any confidentiality obligation to the providing party or to CAP or T&B; or

(v)     is required to be disclosed pursuant to court order or government authority, whereupon the receiving party shall provide notice to the other party prior to such disclosure so as to allow sufficient time to oppose such order or authority's request.

(c) Confidentiality Obligations. During the term of this Agreement and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose other than in furtherance of this Agreement.

(d)  Non-Solicitation. Parties agree that neither they nor their subsidiaries or other affiliated companies shall directly or indirectly solicit for employment, employ or otherwise retain staff of the other party who they have met as a result of the performance of work under this Agreement during the term of this Agreement, nor for a period of two (2) years after termination of this Agreement unless written consent is given by appropriate parties to this Agreement.

(e)  Injunctive Relief. The parties acknowledge that a breach of this Section 9 will cause the damaged party great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, each party acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages or other legal or equitable remedies.

11.	CAP Representations. CAP represents to T&B as follows:

(a) CAP is a corporation duly organized, validly existing and in good standing under the laws of Florida.

(b) Authorization. This Agreement constitutes a valid and legally binding agreement enforceable against CAP in accordance with the terms hereof.

(c) No Violation. Execution and delivery of this Agreement and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under, any of the terms and provisions of any agreement to which it is expressly a party, indenture or instrument to which it is bound.

(d) No Infringement. There are no claims, disputes, actions, suits or proceedings, including, without limitation, suits for patent infringement, pending or, to the knowledge of CAP, threatened against or affecting the Products, or the use thereof by T&B. Neither the Products, nor the use thereof by T&B as delivered to T&B (and excluding any claims based on use in combination with any other products), does or will infringe or conflict with any United States patents, United States patent applications, know-how, processes, trade secrets, techniques, procedures or other United States proprietary property rights or intellectual property, of or held by, any person, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending, against CAP (or, insofar as CAP is aware, any entity from which CAP has obtained such rights). CAP shall promptly notify T&B of the foregoing.

(e) Disclaimer of Warranties; Limitation of Liability. EXCEPT AS PROVIDED HEREIN, THE PRODUCTS, INCLUDING ANY ACCOMPANYING MANUALS AND OTHER MATERIALS, ARE PROVIDED BY CAP “AS IS,” WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR ANY WARRANTY THAT THE PRODUCTS WILL BE PRODUCTS WILL MEET T&B’S REQUIREMENTS, AND ANY WARRANTIES IMPLIED BY LAW, BY THE COURSE OF DEALING BETWEEN THE PARTIES, OR OTHERWISE, ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE OR STRICT LIABILITY), OR FOR INTERRUPTED COMMUNICATIONS, LOSS OF USE, LOST BUSINESS, LOSS OF OR CORRUPTION TO DATA, OR LOST PROFITS (EVEN IF A PARTY WAS ADVISED OF THE POSSIBLITY OF ANY OF THE FOREGOING), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE TERMS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR WHATEVER REASON, WHETHER BY CAP OR BY T&B, FOR THREE (3) YEARS.

12.       T&B Representations. T&B represents to CAP as follows:

(a) Organization. T&B is a corporation duly organized, validly existing and in good standing under the laws of United Kingdom.

(b) Authorization. This Agreement constitutes a valid and legally binding agreement enforceable against T&B in accordance with the terms hereof.

(c) No Violation. Execution and delivery of this Agreement and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under, any of the terms and provisions of any agreement to which it is expressly a party, indenture or instrument to which it is bound.

13.     Indemnification. (a) Obligation to Indemnify. T&B will indemnify and hold harmless CAP, its officers, directors, agents and employees, from and against all losses, costs, and expenses actually incurred, including reasonable attorneys’ fees, from any third party claim arising from T&B’s breach of the Agreement, including but not limited to any representation or warranty contained herein, except for claims arising from the wrongful acts or omissions of CAP. CAP will indemnify and hold harmless T&B, its officers, directors, agents and employees, from and against all losses, costs, and expenses actually incurred, including reasonable attorneys’ fees, from any third party claim arising from CAP’s breach of the Agreement, including but not limited to any representation or warranty contained herein, except for claims arising from the wrongful acts or omissions of T&B.

(b) Notice and Defense of Claims. The party seeking indemnification (the “Indemnified Party”) will promptly notify the other party (the “Indemnifying Party”), in writing, of any claim for which it believes it is entitled to indemnification under the preceding paragraph. The Indemnifying Party may, but shall not be required to, assume control of the defense and settlement of such claim provided that (i) such defense and settlement shall be at the sole cost and expense of Indemnifying Party; (ii) Indemnifying Party shall be permitted to control the defense of the claim only if Indemnifying Party is financially capable of such defense and engages the services of a qualified attorney, each in the reasonable judgment of the Indemnified Party; (iii) Indemnifying Party shall not thereafter withdraw from control of such defense and settlement without giving reasonable advance notice to Indemnified Party; (iv) Indemnified Party shall be entitled to participate in, but not control, such defense and settlement at its own cost and expense; (v) before entering into any settlement of the claim, Indemnifying Party shall be required to obtain the prior written approval of Indemnified Party, which shall not be unreasonably withheld, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against Indemnified Party; and (vi) Indemnifying Party will not enter into any settlement of any such claim without the prior written consent of Indemnified Party unless Indemnifying Party agrees to be liable for any amounts to be paid to the third party pursuant to such settlement and is financially able to do so.

14. Miscellaneous. (a) Independent Contractors. It is expressly agreed that CAP and T&B are acting hereunder as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on the behalf of the other except to the extent and for the purposes provided for herein. This Agreement does not create any partnership, joint venture, common enterprise or similar relationship or entity.

(b) Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

(c) Notices. Unless otherwise provided herein, any notice required to be given by either party to the other shall be deemed given upon receipt if in writing and actually delivered by international overnight courier postage paid, addressed to the notified party at the address set forth below. Either party may change the address to which notice is sent by written notice to the other party.

CAP

Capstone Companies, Inc.

144V Fairway Drive, Suite 200

Deerfield Beach, Florida 33441

Telephone: ON FILE

Email: ON FILE

ATTN: Stewart Wallach, Chair of Board of Directors

T&B Media Ltd

Address: Viking House, Falcon Court, Preston Farm Industrial Estate, Stockton On Tees, Cleveland, England, TS18 3TS, United Kingdom

Telephone: ON FILE

Email: ON FILE

ATTN: Tadeas Gencur

(d) Governing Law. This Agreement shall be governed by the internal laws of State of Florida without giving effect to the principles of conflicts of laws. Each party hereby consents to the exclusive jurisdiction of the U.S. District Court for the Southern District of Florida or State courts located in Broward County, Florida and agrees that subject to this Section 14(d), all disputes arising from this Agreement shall be prosecuted exclusively in aforesaid courts.

(e)   Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

(f) Assignment. Neither CAP nor T&B may assign its interests, rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the preceding sentence, a party may assign its interest, rights and obligations in this Agreement to a third party acquiring (by sale, merger, reorganization, or otherwise) substantially all of the party’s issued voting capital stock or substantially all of party’s operating assets, and the third party enters into an agreement with the other party to assume all interests, rights and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors.

(e) Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

(f) Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

(g) Force Majeure. Neither party shall be entitled to recover damages by virtue of any delay or default in performance by the other party if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

(h) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully executed original.

(i) Signature by Facsimile or Email. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

(j) No Third-Party Beneficiaries. This Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

(k) Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

(l) Approvals and Consents. Where agreement, approval, acceptance, or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

(m) Entire Agreement. This Agreement constitutes the entire agreement between CAP and T&B and supersedes all prior agreements, understandings, commitments and understandings, except the Mutual Non-Disclosure Agreement between the parties, dated November 4, 2024, remains in full force and effect. Exhibit One and Exhibit Two hereto are incorporated herein by reference.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

By: /s/ Stewart Wallach

Stewart Wallach, Chair of Board of Directors

T&B MEDIA, LRD., a United Kingdom company

By: /s/ Tadeas Gencur

Tadeas Gencur {Principal}

Exhibit One – Product

Product Description: Connected Chef – as more fully described by append Connected Chef product description, which is incorporated herein by reference.

Exhibit Two: Fee

License Fee shall be as follows: $15 per Product sold and received by purchaser or purchaser’s authorized agent